Exhibit 10.2

Description of Modification to

Annual Non-Employee Director Stock Grants

In March 2014, the Compensation Committee of the Board of Directors of CARBO Ceramics Inc. (the “Company”) approved a change in the calculation of the number of shares of the Company’s common stock to be made each year on the first business day after the date of the Company’s Annual Meeting of Stockholders to each non-employee Director of the Company serving as such on such date (each, an “Annual Director Stock Grant”). Beginning with the 2014 Annual Director Stock Grant, the number of shares granted will be determined by dividing One Hundred Thousand Dollars ($100,000) by the closing price for the Company’s Common Stock on the grant date. All other terms of the Annual Director Stock Grants, as established in May 2010, remain unchanged.